Exhibit 10.1
PLAYERS NETWORK
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of March 1, 2011 (the “Effective Date”) by and between Peter Heumiller ("Employee") and Players Network, a Nevada corporation (the "Company”).

WHEREAS, Employee's abilities and services are unique and essential to the prospects of Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

Section 1.  Employment.

1.1           Term.  Company shall employ Employee, and Employee shall serve the Company for two (2) years commencing on the date of this Agreement, subject to the provisions set forth in Section 1.4 below.

1.2          Duties.

(a)           Capacity.  So long as he is employed by Company, Employee shall be employed as President of the Company and will be an employee of the Company at all times during the term of this Agreement. Employee will report directly to the Company’s CEO and to the Company’s Board of Directors (the “Board”). Employee’s duties shall consist of those customarily incident to Employee’s office including directing and overseeing the Company’s day to day activities including business development, sales, marketing, production, operations, and administration; assisting in the development and implementation of strategic and operational plans; and assisting the CEO in public relations, financing activities, and promoting the Company’s products and services, all directed at increasing shareholder value.  In addition, Employee shall perform such other services as may be reasonably requested by the Company consistent with Employee’s office.

Day to day operational duties include, but are not limited to, negotiating contracts, hiring and firing employees and contractors/consultants, and working with the Company’s legal counsel, auditors, and other senior management, consultants and producers. In the exercise of his duties, Employee will comply with all policies and procedures of the Company including as it relates to hiring and discharging employees.  He will also provide input regarding compensation including raises and bonuses for senior management employees to the Board of Directors or its compensation committee as directed and required by compensation policies established by the Board of Directors.

(b)           Schedule.  So long as he is employed by Company, Employee shall devote his full working time and attention to faithfully and fully carrying out his duties described herein; provided, however, Employee may (i) serve as a Director of other non-competitive business organizations with the prior written approval of Company, (ii) devote time to and invest in non-competing side activities, provided that such activities do not individually or in the aggregate interfere with his duties so as to adversely affect Company's business.  The determination of whether a business organization or side activity is competitive to the Company shall be in the sole discretion of the Company. Employee shall at all times perform his duties and obligations faithfully, diligently and to the best of Employee's ability.

(c)           Key Man Insurance.  Company may for its benefit and at its own expense insure Employee's life.  Employee agrees to submit to such physical examination and supply such information as may be reasonably required in connection therewith.

1.3           Compensation.  As compensation for the services to be rendered during such period and the other obligations undertaken by Employee hereunder, Employee shall be entitled to the following compensation:

(a)           Base Salary.  During the Employment Term, the Company will pay Employee as compensation for his services a base salary at the annualized rate of $90,000 (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding.  Employee’s annual base salary will be reviewed on an annual basis beginning in 2012 by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Board’s or such committee’s established procedures for reviewing salaries of the Company’s Employee officers.

(b)           Bonus.  Employee shall be eligible to participate in an annual management bonus plan to be established by the Board within three months of signing this Agreement.  The plan will be based upon Company net profits and be applied retroactive to the date of this Agreement.

In addition, Employee shall be entitled to receive a quarterly bonus based on the Company’s net revenues during each fiscal quarter during the Term of this Agreement (the “Stretch Bonus”) with any bonus payments becoming payable within 30 days after the end of each fiscal quarter.  Except as permitted under Section 1.4, Employee must be employed by the Company during the entire applicable Stretch Bonus period for the payment of the Stretch Bonus.  The target amount objectives for the Stretch Bonus are set forth below:

Net Revenue for fiscal quarter	Bonus

$0-$300,000	None

$300,001 - $450,000	$7,500.00

$450,001 - $600,000	$15,000.00

Over $600,001	$22,500.00

(c)           Equity Awards.

(i)           Stock Options.  Subject to the approval of the Board, the Company will grant Employee a non-qualified stock option to purchase 1,200,000 shares of the Company's Common Stock at an exercise price equal to the greater of (i) the fair market value of the underlying shares on the date of grant or (ii) $0.25 per share (the “Option”).  As long as Employee provides continued service to the Company on the relevant vesting dates and subject to the accelerated vesting provisions set forth herein, the Option will vest as to 1/24th of the shares on a monthly basis following the Effective Date, so that the Option will be fully vested and exercisable two years from the Effective Date.  The Option will be subject to the terms, definitions and provisions of the Company's 2004 Non-Qualified Stock Option Plan (the “Option Plan”) and the stock option agreement by and between Employee and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(ii)           Restricted Stock Grant.  Subject to the approval of the Board, the Company will grant Employee a restricted stock award of 1,200,000 shares of the Company’s Common Stock (the “Restricted Shares”).  Such shares shall initially be unvested and subject to repurchase by the Company at a price of $0.001 per share.  Employee shall acquire a vested interest in, and the Company’s repurchase right shall accordingly lapse with respect to 1/24th of the Restricted Shares on a monthly basis following the Effective Date, subject to Employee’s continued service to the Company on such date. The restricted stock grant shall be subject to the terms, definitions and provisions of the restricted stock award agreement evidencing the restricted stock grant (the “Restricted Stock Agreement”), which document is incorporated herein by reference.

(d)            Vacation.  Employee shall be entitled to an annual paid vacation of four (4) weeks and other benefits in accordance with Company's policies as from time to time established by the Company or the Board.

(e)           Reimbursement of Expenses.  Subject to such rules and procedures which from time to time are reasonably specified by the Company, Company shall reimburse Employee for reasonable and necessary business expenses incurred in the performance of Employee's duties under this Agreement, including reasonable travel and  entertainment expenses.

(i)           Reimbursement of Relocation Expenses.  You agree to relocate your residence to Las Vegas, Nevada within six (6) months of the Effective Date.  Provided that you commence employment with the Company, the Company will pay or reimburse you for all reasonable expenses associated with your relocation in a total amount not to exceed $5,000, incurred by you no later than August 31, 2011 and during your employment in connection with your relocation to Las Vegas, Nevada.

(ii)           409A Considerations.  To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, in no event will such payments or reimbursements be made later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year will not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement will not be subject to liquidation or exchange for any other benefit. Subject to the foregoing, the relocation expenses will be paid within ten (10) business days of your delivery to the Company of receipts evidencing such expenses.

(f)           Medical, Life and Other Benefits.

(i) Employee shall be entitled to participate in all employee benefit programs established by the Company from time to time to the extent that executives or senior management employees of Company generally are eligible to participate in such programs.

(ii) Employee shall receive fully paid family health insurance in accordance with the Company’s health insurance group plan.

1.4 Termination.

(a) At-Will Employment.  Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment.  Subject to the Company’s obligation to provide severance benefits as specified herein, Employee and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Employee.

(b) Severance Compensation for Termination Without Cause.  In the event the Employee is terminated involuntarily by the Company without Cause, as defined below, or as a result of the termination of this Agreement pursuant to Section 1.4(b), and provided the Employee executes and does not revoke a full release of claims with the Company (in a form satisfactory to the Company and effective no later than March 15 of the year following the year in which the termination occurs).  If Company terminates without cause, Employee shall be entitled to receive (i) immediate payment in full in an amount equal to the Employee’s monthly base salary (as in effect immediately prior to the termination) multiplied by the number of months that are remaining under the Term of the Agreement and (ii) an immediate Stretch Bonus payment in full equal to the last Stretch Bonus payment received by the Employee multiplied by the number of quarters that are remaining under the Term of the Agreement.  If termination occurs in the middle of a month and/or quarter, Employee shall also receive a prorated base salary and Stretch Bonus for that period.

(c) Death.  This Agreement shall terminate upon Employee's death.  In the event of Employee's death while in the employ of Company, Company shall pay to such person or persons as the Employee may specifically designate (successively or contingently) by filing a written beneficiary designation with Company during Employee's lifetime ("Designated Beneficiaries") 100% of Employee's Base Salary plus a prorated monthly Stretch Bonus based on the latest quarterly Stretch Bonus Employee received as in effect immediately prior to Employee's death, payable to Employee's Designated Beneficiaries at the beginning of each month for a period of six (6) months following Employee's death.

(d) Cause.  Company shall have the right to terminate this Agreement and Employee's employment hereunder for Cause upon written notice to Employee.  The term "Cause" shall mean Employee must have (i) been willful, gross or persistent in Employee's inattention to Employee's duties or Employee committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to Employee and he has been given an opportunity to cure the same within thirty (30) days after such notice; (ii) violated material terms of this Agreement including, but not limited those outlined in Section 2. Nondisclosure and Noncompetition; or (iii) committed fraud.  If Employee's employment is terminated for Cause, as defined above and Employee does not consent to such termination both parties agree to submit the question to final and binding arbitration by an appointee, approved by both parties, of the American Arbitration Association with the arbitrator deciding which party shall pay the cost of arbitration.

(e)           Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

Section 2.  Nondisclosure and Noncompetition.

2.1           Nondisclosure.

(a)           Company Information.  Employee agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company.  Employee understands that "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Employee further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)           Former Company Information.  Employee agrees that Employee will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Information.  Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company's agreement with such third party.

2.2           Noncompetition.  Employee covenants and agrees that, except for activities which are expressly permitted by Section 1.2(b):

(a)            So long as he is employed by Company, Employee shall not, without the prior written consent of Company, directly or indirectly, as an employee, employer, agent, principal, proprietor, partner, stockholder, consultant, director, or corporate officer, engage in any business that is in competition with the business of Company.

(b)            If the scope of any restrictions contained in subparagraph (a) is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

2.3           Specific Performance.  Employee acknowledges and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 2 would be inadequate and, in recognition of this fact, Employee agrees that in the event of such a breach or threatened breach, in addition to any remedies at law, Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

3.  Miscellaneous.

3.1           Amendment.  This Agreement may be amended only in writing executed by the parties hereto, which has been approved in advance by a majority of the disinterested members of the Board.

3.2           Entire Agreement.  This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.

3.3           Notices.  Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of receipt or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties, and to the persons to whom copies shall be sent, at their respective addresses set forth below.

If to Company:	Players Network
1771 E. Flamingo, Suite 202A
Las Vegas, Nevada 89119
Attention: Board of Directors

If to Employee:	Peter Heumiller

Any party by written notice to the other party given in accordance with this Section may change the address or the persons to whom notices or copies thereof shall be directed.

3.4           Successors.  This Agreement shall bind and inure to the benefit of the successors, heirs and personal representatives of each of the parties hereto.

3.5           Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.  All parties agree that venue for any and all claims arising from the Agreement shall be located in the state or federal courts located in Clark County, Nevada.

3.6           Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

3.7           Arbitration and Equitable Relief.

(a)           Arbitration. IN CONSIDERATION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EMPLOYEE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO HIM BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EMPLOYEE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF HIS EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES PURSUANT TO NEVADA LAW.  DISPUTES WHICH EMPLOYEE AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, OR ANY CLAIM UNDER NEVADA LAW, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.  EMPLOYEE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH THE EMPLOYEE.

(b) Procedure. EMPLOYEE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION ("AAA") AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. EMPLOYEE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. EMPLOYEE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS' FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. EMPLOYEE UNDERSTANDS THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT EMPLOYEE SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION HE INITIATES. EMPLOYEE AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA'S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. EMPLOYEE AGREES THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

(c) Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN EMPLOYEE AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER EMPLOYEE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

(d)           Availability of Injunctive Relief.  IN ADDITION TO THE RIGHT UNDER THE RULES TO PETITION THE COURT FOR PROVISIONAL RELIEF, EMPLOYEE AGREES THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AGREEMENT BETWEEN EMPLOYEE AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, OR NONSOLICITATION.  EMPLOYEE UNDERSTANDS THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION.  IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

(e)           Administrative Relief.  EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HIM FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS' COMPENSATION BOARD.  THIS AGREEMENT DOES, HOWEVER, PRECLUDE EMPLOYEE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

(f)           Voluntary Nature of Agreement.  EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.  EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND ASKED ANY QUESTIONS NEEDED FOR HIM TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT HE IS WAIVING HIS RIGHT TO A JURY TRIAL.  FINALLY, EMPLOYEE AGREES THAT HE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

3.6           Severability.  If any provision of this Agreement shall be adjudicated to be, in whole or in part, invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.  The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect so much of the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

3.7           Waivers.  Any waiver by any party of any violation, breach, or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provisions, or waiver of any other violation, breach or default under any other provision of this Agreement.

3.8           Headings.  The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

3.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement.

3.10         Enforcement.  In the event that either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

3.11         Legal Representation. Employee acknowledges and agrees that he has read and understands the terms set forth in this Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PLAYERS NETWORK

By	/s/ Mark Bradley	3/2/2011
	Chairman, Board of Directors	Approved At Board Meeting Held on 2-8-11
Approved corporate resolution on 3-2-11

Accepted:

By:	/s/ Peter Heumiller	3/2/2011
	Peter Heumiller	Date